Exhibit 99.1

Aprea Therapeutics Reports Third quarter 2025 Financial Results and Provides a Clinical Update

●	APR-1051 (WEE1 kinase inhibitor): In ongoing Phase 1 ACESOT-1051dose-escalation trial, 3 out of 4 patients at Dose Level 6 (100 mg once daily) achieved stable disease, per RECIST v1.1, in heavily pretreated gastrointestinal and gynecologic malignancies
●	ATRN-119 (ATR kinase Inhibitor): RP2D of 1,100 mg once daily identified in ABOYA-119 dose-escalation study
●	Posters on APR-1051 and ATRN-119 featured at AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics

DOYLESTOWN, PA, November 12, 2025 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical-stage biopharmaceutical company developing innovative treatments that exploit specific cancer cell vulnerabilities while minimizing damage to healthy cells, today reported financial results for the third quarter ended September 30, 2025, and provided a business update. The Company reported continued clinical progress across both its WEE1 and ATR inhibitor programs and has cash runway into the fourth quarter of 2026.

“We are pleased with the continued progress in our development programs, as the emerging data on both of our clinical assets demonstrate evidence of activity,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “For APR-1051, our WEE1 kinase inhibitor, we’re encouraged by early signs of anti-tumor activity to date in the ongoing ACESOT-1051 trial, including 3 out of 4 patients with stable disease in the 100 mg once daily cohort. We have recently advanced into the 150 mg once daily cohort as dose escalation in this trial continues. For ATR-119, identifying the recommended Phase 2 dose for the once daily (QD) dosing provides a solid foundation for next-stage development, and we are now considering potential combination strategies, with radiation or checkpoint inhibitors, that could expand its clinical impact. These developments reinforce Aprea’s differentiated DDR approach and our commitment to helping patients with value creating clinical catalysts anticipated in 2026.”

Key Business Updates and Potential Upcoming Key Milestones

ACESOT-1051: A Biomarker Focused, Phase 1 Trial of Oral WEE1 inhibitor, APR-1051

●	APR-1051 is a potent and selective small molecule WEE1 inhibitor designed to potentially solve tolerability challenges of the WEE1 class and has the potential to achieve improved clinical activity than other programs currently in development. APR-1051 is being advanced as a monotherapy in biomarker-defined cancers likely to respond to WEE1 inhibition. Among these, cancers over-expressing Cyclin E represent a high unmet medical need. Patients with Cyclin E over-expression have poor prognosis and, currently, lack effective therapies options.
●	APR-1051 is currently evaluated in the ongoing Phase 1 ACESOT-1051 (A Multi-Center Evaluation of WEE1 Inhibitor in Patients with Advanced Solid Tumors, APR-1051). Results from Dose Level 6 (100 mg once daily), show that 3 out of 4 patients achieved stable disease, per RECIST v1.1 in heavily pretreated gastrointestinal and gynecologic malignancies. Disease stabilization was observed in patients with FBXW7, CCNE1, and KRASG12V + TP53 alterations, molecular profiles known to drive replication stress and WEE1 dependency.

●	Following successful clearance of the 100 mg cohort, dose escalation has progressed to Dose Level 7 (150 mg once daily) with the goal of identifying doses that maximize therapeutic benefit while maintaining an acceptable safety profile. APR-1051 was manageable with mostly Grade 1 or 2 adverse events, which were mainly gastrointestinal events and fatigue.
●	A poster titled Early safety and efficacy of APR-1051, a novel WEE1 inhibitor, in patients with cancer-associated gene alterations: Updated data from ACESOT-1051 Phase 1 trial was presented on October 24, 2025at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. This poster summarizes preliminary results from the trial with a cutoff date of September 17, 2025. A copy is available on the Aprea corporate website here.
●	Pending additional data, future studies of ACESOT-1051 may evaluate APR-1051 in combination with checkpoint inhibitors to address unmet medical needs across distinct patient populations.
●	For more information, refer to ClinicalTrials.gov NCT06260514.

ABOYA-119: Ongoing Clinical Trial Evaluating ATR inhibitor, ATRN-119

●	ATRN-119 is a potent and highly selective first-in-class macrocyclic ATR inhibitor, designed and developed to be used in patients with tumors harboring mutations in DDR-related genes. Cancers with mutations in DDR-related genes represent a high unmet medical need. These patients often have a poor prognosis and currently lack effective therapeutics options.
●	ATRN-119 is being evaluated in the open-label Phase 1/2a clinical trial (ABOYA-119) as monotherapy in patients with advanced solid tumors having at least one mutation in a defined panel of DDR-related genes. As of September 8, 2025, 43 patients with advanced solid tumors have been enrolled.
●	Based on results to date, Aprea has determined the recommended Phase 2 dose (RP2D) to be 1,100 mg for the once daily dosing for ATRN-119.
●	Following RP2D determination Aprea is strategically pausing further enrollment in both once daily and twice daily monotherapy dosing arms of the ABOYA-119 trial to consider combination studies aimed at maximizing therapeutic benefits. Aprea is currently in discussions with leading academic centers to explore combining ATRN-119 with radiation in patients with HPV+ head and neck cancer, an indication where synergistic anti-tumor effects have been observed in preclinical data. Additional investigator-led studies evaluating ATRN-119 in combination with I/O agents and antibody-drug conjugates are also being explored.
●	A poster titled Updated data from ABOYA-119: A phase 1/2a trial of ATRN-119, a novel macrocyclic ATR inhibitor, in patients with advanced solid tumors harboring DNA damage trial was presented on October 24, 2025 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. This poster summarizes preliminary results from the trial with a cutoff date of September 8, 2025. A copy can be found here.
●	For more information on ABOYA-119, please refer to clinicaltrials.gov NCT04905914.

Select Financial Results for the Third quarter Ended September 30, 2025

●	As of September 30, 2025, the Company reported cash and cash equivalents of $13.7 million compared to $22.8 million as of December 31, 2024. The Company believes its cash and cash equivalents as of September 30, 2025, will be sufficient to meet its currently projected operating expenses and capital expenditure requirements into the fourth quarter of 2026.

●	For the third quarter ended September 30, 2025, the Company reported an operating loss of $3.1 million, compared to an operating loss of $4.1 million in the third quarter of 2024.
●	Research and Development (R&D) expenses were $1.6 million for the quarter ended September 30, 2025, compared to $2.8 million for the third quarter of 2024. The decrease in R&D expenses was primarily related to higher expenses in 2024 related to study start up activities in preparation for enrollment of the first patient into ACESOT-105, our Phase 1 dose-escalation study of APR-1051, and lower expenses in 2025 related to the ABOYA-119 clinical trial to evaluate ATRN-119, our clinical-stage oral small molecule inhibitor of ATR.
●	General and Administrative (G&A) expenses were $1.5 million for the quarter ended September 30, 2025, compared to $1.6 million for the third quarter of 2024. The decrease in G&A expenses was primarily related to a decrease in insurance costs.
●	The Company reported a net loss of $3.0 million ($0.47 per basic share) on approximately 6.4 million weighted average common shares outstanding for the quarter ended September 30, 2025, compared to a net loss of $3.8 million ($0.64 per basic share) on approximately 5.9 million weighted average common shares outstanding for the comparable period in 2024.

About Aprea

Aprea is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors but to minimize the effect on normal, healthy cells, decreasing the risk of toxicity that is frequently associated with chemotherapy and other treatments. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, endometrial, colorectal, prostate, and breast cancers. The company’s lead programs are APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statement
Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize, and achieve market acceptance of our current and planned products and services, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the success, timing, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of our ongoing clinical trials, our understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs, and our ability to predict clinical outcomes based on such preclinical and early clinical results, our ability to continue as a going concern, and the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor Contact:

Mike Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com

Aprea Therapeutics, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
	2025	2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$13,718,052	$22,849,885
Prepaid expenses and other current assets	225,936	726,254
Total current assets	13,943,988	23,576,139
Property and equipment, net	65,236	81,522
Restricted cash	40,930	40,170
Other noncurrent assets	271,162	281,662
Total assets	$14,321,316	$23,979,493
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$641,322	$1,352,240
Accrued expenses	2,039,785	2,008,735
Total current liabilities	2,681,107	3,360,975
Commitments and contingencies
Series A convertible preferred stock, $0.001 par value, 40,000,000 shares authorized; 31,194 and 56,227 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	727,361	1,311,063
Stockholders’ equity:
Common stock, $0.001 par value, 400,000,000 shares authorized, 5,979,292 and 5,481,055 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	5,979	5,481
Additional paid-in capital	352,722,214	350,971,225
Accumulated other comprehensive loss	(10,629,534)	(10,627,379)
Accumulated deficit	(331,185,811)	(321,041,872)
Total stockholders’ equity	10,912,848	19,307,455
Total liabilities and stockholders' equity	$14,321,316	$23,979,493

Aprea Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Grant revenue	$1,848	$354,621	$282,422	$1,296,764
Operating expenses:
Research and development	1,638,917	2,846,399	6,034,196	7,004,451
General and administrative	1,480,319	1,605,238	4,838,969	5,385,923
Total operating expenses	3,119,236	4,451,637	10,873,165	12,390,374
Loss from operations	(3,117,388)	(4,097,016)	(10,590,743)	(11,093,610)
Other income (expense):
Interest income, net	150,669	348,741	533,422	1,014,518
Foreign currency (loss) gain	(5,691)	(35,494)	(86,618)	15,180
Total other income	144,978	313,247	446,804	1,029,698
Net loss	$(2,972,410)	$(3,783,769)	$(10,143,939)	$(10,063,912)
Other comprehensive loss:
Foreign currency translation	(1,117)	23,557	(2,155)	6,526
Total comprehensive loss	$(2,973,527)	$(3,760,212)	$(10,146,094)	$(10,057,386)
Net loss per share attributable to common stockholders, basic and diluted	$(0.47)	$(0.64)	$(1.65)	$(1.88)
Weighted-average common shares outstanding, basic and diluted	6,372,938	5,939,755	6,151,433	5,360,579